Exhibit 10.1

SECOND AMENDMENT TO THE

EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment to the Executive Employment Agreement, effective January 19, 2012 (the “Second Amendment”), is made by and between Orchids Paper Products Company (the “Company”) and Robert Snyder (the “Executive”) and amends the Executive Employment Agreement, dated and made effective August 20, 2007 (the “Original Agreement”), between the Company and the Executive, as amended on August 22, 2008 (the “First Amendment” and, together with the Original Agreement, the “Agreement”).

WHEREAS, the Company and the Executive previously entered into the Original Agreement to provide for the Executive’s as President and Chief Executive Officer of Company;

WHEREAS, effective August 22, 2008, the Company and the Executive entered into the First Amendment;

WHEREAS, the Company and the Executive reserved the right to amend the Agreement pursuant to Section 3.10 of the Agreement; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company deems it appropriate and advisable to amend the Agreement to provide for an increase to the Base Salary and to adjust the timing for any adjustment to the Base Salary that may be made in the future.

NOW, THEREFORE, effective January 19, 2012, the Agreement is hereby amended as follows:

1.           Terms not defined in this Second Amendment shall have the meaning assigned to them in the Original Agreement.

2.           Section 2.3(a) is deleted in its entirety and replaced by the following:

Subject to the terms of this Agreement, in consideration of Executive’s agreements contained herein, for the period beginning on the Start Date, Executive’s base salary shall be $320,000 per annum (“Base Salary”), which shall be payable in equal installments during the year in accordance with the Company’s normal payroll schedule and shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes.  Commencing on February 1, 2013, and each February 1 thereafter, the Base Salary shall be adjusted annually during the Employment Period to reflect any increase from the previous year in the Bureau of Labor Statistics, Consumer Price Index (all urban wage earners) for the Midwest Urban metropolitan area, size B/C with a population between 50,000 and 1,500,000 people.  Executive shall be eligible for the opportunity to earn annual performance bonuses in an amount up to 100% of Base Salary (with a target bonus equal to 60% of Base Salary), based on the achievement of such targets as shall be established, in accordance with the Company’s annual bonus program.  Executive must remain employed by the Company on the payment date of any such bonus in order to receive any such bonus.  Subject to the terms of the actual bonus plan, any bonus thereunder is payable in cash on or after January 1 and no later than April 15 of the calendar year following the applicable fiscal year with respect to such bonus.  In addition, during the Employment Period, Executive shall be entitled to participate in all retirement, disability, pension, savings, life, health, medical, dental, insurance and other fringe benefits or plans of the Company generally available to executive employees of the Company.

3.           Section 2.4(f) is amended to add the following to the end thereof:

Notwithstanding anything herein to the contrary, if Executive fails to execute and deliver the release of all claims contemplated by this Section at a time so that such release becomes irrevocable by its terms within sixty (60) days following separation from service (as defined for purposes of Section 409A of the Code), the obligation to pay severance as set forth in Section 2.4 shall be null and void, and no such payment shall be made.  If Executive executes and delivers such release so that the release becomes irrevocable by its terms within sixty (60) days following separation from service, then payment of any severance shall be made or commence, as applicable, on the ninetieth (90th) day following separation from service.  Notwithstanding anything herein to the contrary, Executive shall not have the right to designate the taxable year of the payment regardless of the date on which Executive executes any such release.  Any reference in this Agreement to the term “termination of employment” or similar phrase shall mean a separation from service as defined for purposes of Section 409A of the Code.

4.           Except as specifically provided for herein, all of the terms and conditions of the Agreement shall remain in full force and effect. In the event of a conflict or inconsistency between the terms and conditions contained in this Second Amendment and the Agreement, the provisions herein shall prevail.

IN WITNESS WHEREOF, this Second Amendment to the Executive Employment Agreement has been signed by the parties hereto on the date set forth below.

ORCHIDS PAPER PRODUCTS COMPANY                                 ROBERT SNYDER

 /s/   Jay Shuster                                                              /s/ Robert Snyder
By:     Jay Shuster,                                                                        Date: January 19, 2012
Chairman of the Board of Directors
Date: January 19, 2012